UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 25, 2013

CVSL Inc.

(Exact name of registrant as specified in its charter)

Florida	Commission	98-0534701
(State or other jurisdiction	File No.: 00-52818	(IRS Employer
of incorporation or organization)		Identification No.)

2400 North Dallas Parkway, Suite 230, Plano, Texas 75093

(Address of principal executive offices and zip code)

(972) 398-7120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 25, 2013, Agel Enterprises, Inc., a newly-formed Delaware corporation (“AEI”) and a wholly-owned subsidiary of CVSL Inc., a Florida corporation (“CVSL”), entered into an Asset Purchase Agreement (the “Agreement”) to acquire substantially all the assets of Agel Enterprises, LLC, a Utah limited liability company (“Agel”).

Agel sells nutritional supplements and skin care products through a network of more than 30,000 independent sales representatives.  Agel’s products are sold in over 40 countries.

Pursuant to the Agreement, AEI will acquire substantially all the assets of Agel in exchange for total consideration of 7,446,600 shares of CVSL common stock (the “Shares”), the delivery of a Purchase Money Note, dated on the closing date, in the original principal amount of $1,700,000 (the “Note”) and the assumption of up to $1,000,000 in liabilities of Agel.

The Agreement contains customary conditions to closing that must be fulfilled or waived by the parties, at which time the transactions contemplated by the Agreement will close.  The Agreement also contains customary representations, warranties and covenants of the parties.  In addition, the Agreement contains the other terms described below.

Exhibit B to the Agreement contains the complete Note.  The Note bears interest at 5.0% per annum, has a five-year maturity and is payable in equal monthly installments of outstanding principal and interest beginning 30 days after closing.  The Note is subordinated to certain obligations of AEI.  The principal of the Note may be pre-paid without penalty.  Upon certain events of default described in the Note, the holder of the Note may accelerate payment of the Note.  CVSL will enter into a Guarantee Agreement at closing in respect of AEI’s payment obligations under the Note.

Under the Agreement, Agel agreed to indemnify AEI and its affiliates against certain losses relating to breaches of the Agreement, certain fees and expenses, and certain pre- and post-closing liabilities of Agel.  AEI agreed to indemnify Agel against certain losses relating to the Company’s breaches of the Agreement and certain fees and expenses.

A condition to closing in the Agreement requires that AEI enter into employment agreements with Jeff Higginson and Jeremiah Bradley, each with a five-year term, in respect of their ongoing employment as co-Chief Executive Officers of AEI.  The form of the employment agreements are shown in Exhibit D to the Agreement.

The Agreement requires the recipients of the Shares to execute a lock-up agreement, which will prohibit, without CVSL’s consent, any sale or transfer of the Shares for a period of time to be negotiated prior to closing, subject to certain conditions and exceptions.

The Shares and the Note will be issued by CVSL pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The foregoing descriptions of the Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

The documents attached hereto are included with this Current Report on Form 8-K (this “Current Report”) only to provide investors with information regarding the terms and conditions of such documents, and not to provide investors with any other factual information regarding CVSL, AEI, Agel, or other parties, or their businesses or operations.  Investors should not rely on any representations and warranties in any such documents or any descriptions thereof as characterizations of the actual state of facts or condition of CVSL, AEI or Agel, or other parties, as applicable.  Information concerning the subject matter of any representations and warranties in such documents may change after the date of such documents, and such subsequent information may or may not fully be reflected in CVSL’s public disclosures or periodic reports filed with the Securities and Exchange Commission (the “Commission”).  The representations, warranties and covenants contained in such documents were made only for purposes of the respective document and as of specific dates, are solely for the benefit of the parties to such documents, may be subject to limitations agreed upon by the parties, including with respect to the Agreement being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.  The attached documents should not be read alone, but should instead be read in connection with the other information regarding CVSL, AEI, Agel, and their businesses and operations, as applicable, that is or will be contained in, or incorporated by reference into, CVSL’s Annual Reports on Forms 10-K, Quarterly Reports on Forms 10-Q, proxy or information statements and other documents that CVSL files with or furnishes to the Commission.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The disclosure set forth in Item 1.01 of this Current Report is incorporated into this item by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated into this item by reference.

Item 8.01  Other Events.

The Company issued a press release on September 26, 2013, a copy of which is furnished as Exhibit 99.1 to this Current Report.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                        Asset Purchase Agreement, dated September 25, 2013, between Agel Enterprises, Inc. and Agel Enterprises LLC.

10.2                      Purchase Money Note to be issued at closing by Agel Enterprises, Inc. in the original principal amount of $1,700,000.

99.1                        Press release of CVSL Inc. dated September 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CVSL Inc.

Date: October 1, 2013	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated September 25, 2013, between Agel Enterprises, Inc. and Agel Enterprises LLC.

10.2	Purchase Money Note to be issued at closing by Agel Enterprises, Inc. in the original principal amount of $1,700,000.

99.1	Press release of CVSL Inc. dated September 26, 2013.